Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-149138) on Form S-8 of Masimo Corporation of our report dated June 29, 2010, relating to our audit of the Masimo Corporation Retirement Savings Plan statement of changes in net assets available for benefits for the year ended December 31, 2009 appearing in this Annual Report on Form 11-K of Masimo Corporation Retirement Savings Plan for the year ended December 31, 2011.

/s/ McGladrey LLP

Irvine, California

June 25, 2012